Exhibit 4.3

SECURITIES PURCHASE AGREEMENT

Dated as of February 9, 2010

among

AEGEAN EARTH AND MARINE CORPORATION

TEMHKA, S.A.

and

THE PURCHASERS LISTED ON ADDENDUM A

SECURITIES PURCHASE AGREEMENT

This SECURITIES PURCHASE AGREEMENT (the “Agreement”) is dated as of February  __, 2010 by and among Aegean Earth & Marine Corporation, a Cayman Islands corporation (the “Company”), Temhka, S.A., a company organized under the laws of the Hellenic Republic (“Target”) and each of the Purchasers of shares of Common Stock (as defined below), whose names and amount of securities purchased hereunder are set forth on Addendum A (each, a “Purchaser” and collectively, the “Purchasers”).

BACKGROUND

A.

Prior to the date hereof (the “Exchange Closing Date”), pursuant to the terms and conditions of an Acquisition Agreement, dated as of February  9, 2010, by and between the Company, Target and the holders of all of the capital stock of Target (collectively, the “Sellers”) named therein (the “Acquisition Agreement”), the Company acquired all of the issued and outstanding capital stock of Target from the Sellers solely in exchange for 1,623,333 Class B Preference Shares (the “B Shares”) of the Company, resulting in Target becoming a wholly owned subsidiary of the Company.

B.

Target is engaged in the business of preparing feasibility studies designing and building new factories and processing facilities, as well as remodeling and rehabilitating existing process facilities in and around the Hellenic Republic.

C.

Each B Share, as more fully described in the Certificate of Designation therefor (the “Certificate of Designation”) is convertible into ten (10) Ordinary shares, par value $0.003456 (assuming effectiveness of the Consolidation) per share (the “Conversion Shares”), of the Company (the “Common Stock”) upon the later to occur of (i) the Consolidation (as defined below) and (ii) the Amendment (as defined below).

D.

Contemporaneously with the execution and delivery of this Agreement, the Company, the Sellers and the Purchasers are executing and delivering a Make Good Escrow Agreement (the “Make Good Escrow Agreement”), substantially in the form attached hereto as Exhibit A, pursuant to which the Sellers shall have placed into escrow 600,636 B Shares (in such amounts as to each Seller as provided in the Make Good Escrow Agreement), which 600,636 B Shares (or when converted, the Conversion Shares) will be released to the Purchasers if the Company does not achieve certain financial performance targets as provided in the Make Good Escrow Agreement.

E.

Contemporaneously with the execution and delivery of this Agreement, the Company and the Purchasers are executing and delivering a Registration Rights Agreement (the “Registration Rights Agreement”) substantially in the form attached hereto as Exhibit B, pursuant to which the Company will register the Common Stock being sold hereunder and the Common Stock underlying the Warrants (as defined below) being issued hereunder.

F.

As post-Closing conditions to the closing of the Acquisition pursuant to the Acquisition Agreement, no later than 90 days following the Acquisition the Company shall effectuate (i) the Consolidation, and (ii) the Amendment.

G.

Unless otherwise expressly provided herein all Common Stock and per Common Stock numbers assume the approximately 5.4 for 1 Consolidation of the Common Stock.

NOW THEREFORE, the parties hereto agree as follows:

ARTICLE I

PURCHASE AND SALE OF SECURITIES

1.1

Purchase and Sale of Common Stock

.  Upon the following terms and conditions, the Company shall issue and sell to the Purchasers, and each of the Purchasers shall purchase from the Company (the “Offering”), shares of Common Stock (the “Purchase Shares”), in the amounts set forth opposite such Purchaser’s name on Addendum A hereto, at a purchase price of $1.50 (assuming effectiveness of the Consolidation) per share (the “Share Purchase Price”).  The Company and the Purchasers are executing and delivering this Agreement in accordance with and in reliance upon the exemption from securities registration afforded by Rule 506 of Regulation D (“Regulation D”) as promulgated by the United States Securities and Exchange Commission (the “Commission”) under the Securities Act of 1933, as amended (the “Securities Act”) or Section 4(2) of the Securities Act.

1.2

Warrants

.  Upon the following terms and conditions and for no additional consideration, each of the Purchasers shall be issued warrants (the “Warrants”), in substantially the form attached hereto as Exhibit C.  Such Warrants shall entitle each Purchaser to purchase (in the aggregate) the number of shares of Common Stock equal to one hundred percent (100%) of the number of shares of Purchase Shares purchased by each Purchaser pursuant to the terms of this Agreement, as set forth opposite such Purchaser’s name on Addendum A hereto.  The Warrants shall have a $3.00 (assuming effectiveness of the Consolidation) per share exercise price (subject to adjustment as provided in the Warrants).  The Warrants shall have a five (5) year term.

1.3

Warrant Shares

.  The Company has authorized,  reserved and covenants to continue to reserve, free of preemptive rights and other similar contractual rights of stockholders, such number of shares of Common Stock at least equal to the number of shares of Common Stock as shall from time to time be sufficient to effect the full exercise of all of the Warrants then outstanding.  Any shares of Common Stock issuable upon exercise of the Warrants (and such shares when issued) are herein referred to as the “Warrant Shares.”  The Purchase Shares and the Warrant Shares are collectively referred to as the “Shares.”  The Shares and the Warrants are collectively referred to as the “Securities.”

1.4

Purchase Price and Closing

.  Subject to the terms and conditions hereof, the Company agrees to issue and sell to the Purchasers and, in consideration of and in express reliance upon the representations, warranties, covenants, terms and conditions of this Agreement, the Purchasers, severally but not jointly, agree to purchase the Purchase Shares and the Warrants for the aggregate purchase price set forth on Addendum A (the “Purchase Price”).

The Purchase Shares and Warrants shall be sold and funded in one or more closings (each a “Closing,” and collectively, the “Closings”).  Each Closing shall take place when all closing conditions provided herein are met by all parties to this Agreement (the “Closing Date”).  Each Closing shall take place at the offices of Gusrae, Kaplan, Bruno & Nusbaum, 120 Wall Street, 11th Floor, New York, New York 10005, at 10:00 a.m., New York time or such other time and place as the parties shall so agree.  Subject to the terms and conditions of this Agreement, at each Closing the Company shall deliver or cause to be delivered to each Purchaser (x) irrevocable transfer instructions to the Company’s transfer agent to issue to each Purchaser promptly following the Closing a certificate for the number of Purchase Shares set forth opposite the name of such Purchaser on Addendum A hereto, (y) Warrants to purchase such number of Warrant Shares as is set forth opposite the name of such Purchaser on Addendum A hereto and (z) any other documents required to be delivered pursuant to Article IV hereof.  The initial Closing (the “Initial Closing”) shall be for no less than $2,250,000.

Unless otherwise agreed to by the Company, the Purchasers and the Target, at each Closing, each Purchaser shall deliver its Purchase Price by wire transfer to the Company’s account pursuant to the wire instructions to be delivered to the Company by Access America Fund, LP (“AAF”). In the event that the afore-mentioned parties determine to establish an escrow account on behalf of the Company (the “Escrow Account”), then at each Closing, each Purchaser shall deliver its Purchase Price by wire transfer to the such Escrow Account with the escrow agent (the “Escrow Agent”) pursuant to and in accordance with the terms and conditions of an escrow agreement (the “Escrow Agreement”), by and between Company, the Escrow Agent and AAF.

1.5

IR Fee Account.  At the initial Closing, $250,000 of the gross proceeds from the sale of Securities hereunder shall be transferred from the Escrow Account (if an escrow account is established) to a deposit control account (the “Control Account”) with the Escrow Agent pursuant to the terms and conditions of a deposit account control agreement (the “Control Agreement”) by and among the Company, the Escrow Agent and AAF.  The Control Account shall be exclusively used for the purpose of paying the fees and expenses of the Company to comply with its covenant in Section 3.11.  All disbursements from such Control Account shall require the signature of both the Company and AAF.

1.6

Board Appointment Account.  At Closing, $500,000 (in addition to the $250,000 as described in Section 1.5 above), of the gross proceeds from the sale of the Securities hereunder shall be transferred from the Escrow Account to the Control Account, pursuant to the Control Agreement.  Such $500,000 shall be exclusively reserved in the Control Account until such time as the Company complies with Section 3.9 hereof and then will be released to the Company; provided, however, if Section 3.9 is complied with as of the Closing, such $500,000 shall not be required to be placed in the Control Account.  The release of the $500,000 from the Control Account shall require the signature of both the Company and AAF.

1.7

Reduction of Payment made by AAF and Other Expenses Owed.  At Closing (i) $________ (representing funds advanced by AAF prior to the Closing for expenses related to the Acquisition and the transactions contemplated hereby) shall be paid to AAF (or reduce the Purchase Price AAF pays for the Securities it purchases hereunder) and (ii) expenses incurred by providers including, but not limited to, legal fees, shall be paid directly to such providers.

ARTICLE II
REPRESENTATIONS AND WARRANTIES

2.1

Representations and Warranties of the Company

.  The Company hereby represents and warrants to the Purchasers, as of the date hereof and the Closing Date, the following:

(a)

Organization, Good Standing and Power.  The Company is a corporation duly organized, validly existing and in good standing under the laws of the Cayman Islands and has the requisite corporate power to own, lease and operate its properties and assets and to conduct its business as it is now being conducted.  The Company and each Subsidiary (as defined in Section 2.1(g) hereof) is duly qualified as a foreign corporation to do business and is in good standing in every jurisdiction in which the nature of the business conducted or property owned by it makes such qualification necessary except for any jurisdiction(s) (alone or in the aggregate) in which the failure to be so qualified will not have a Material Adverse Effect (as defined in Section 2.1(h) hereof) on the Company’s financial condition.

(b)

Authorization; Enforcement.  The Company has the requisite corporate power and authority to enter into and perform this Agreement, the Registration Rights Agreement, the Make Good Escrow Agreement, the Warrants and the Escrow Agreement (if such an escrow account is established) (collectively, the “Transaction Documents”) and to issue and sell the Shares and the Warrants in accordance with the terms hereof.  The execution, delivery and performance of the Transaction Documents by the Company and the consummation by it of the transactions contemplated hereby and thereby have been duly and validly authorized by all necessary corporate action, and no further consent or authorization of the Company or its Board of Directors or stockholders is required in connection therewith.  This Agreement and the other Transaction Documents have been duly executed and delivered by the Company.  Each of the Transaction Documents constitutes a valid and binding obligation of the Company enforceable against the Company in accordance with its terms, except as such enforceability may be limited by applicable bankruptcy, insolvency, reorganization, moratorium, liquidation, conservatorship, receivership or similar laws relating to, or affecting generally the enforcement of, creditor’s rights and remedies or by equitable principles of general application.

(c)

Capitalization.  As of the date of Closing and assuming the closing of the Acquisition and effectiveness of the conversion of the B Shares into 16,233,330 shares of Common Stock, the Amendment and the Consolidation, but no Securities issued pursuant to this Agreement, the authorized and issued and outstanding capital stock of the Company shall consist solely of (i) 100,000,000 shares of Common Stock, par value $0.003456 per Share, of which 18,133,330 shares of Common Stock will be issued and outstanding and consisting of (a) 16,233,330 shares of Common Stock issued to the Sellers in the Acquisition, (b) shares of Common Stock owned by Shareholders of the Company prior to the Acquisition, and (c) 400,000 shares of Common Stock owned by two (2) advisors to the Company, and (ii) 20,000,000 preference shares, par value $0.00064 per share, of which 5,000,000 shares are designated Class A Preference Shares, of which none will be issued and outstanding and 2,000,000 are designated Class B Preference Shares of which none will be outstanding as a result of the 1,623,330 B Shares being converted into the 16,233,330 shares of Common Stock owned by the Sellers, who received their B Shares in exchange for the Sellers’ Target Shares pursuant to the Acquisition Agreement.  The Company has furnished or made available to the Purchasers true and correct copies of the Company’s Memorandum and Articles of Association, in effect on the date hereof (the “Certificate”).  All of the outstanding shares of the Common Stock have been duly and validly authorized and are fully paid and nonassessable.  None of the Securities are subject to preemptive rights.  Except as described in the reports (the “SEC Reports”) filed by the Company under the Securities and Exchange Act of 1934, as amended (the “Exchange Act”) and the Securities Act of 1933, as amended (the “Securities Act”) and except for awards made pursuant to the Company’s existing incentive plans since the date of such SEC Reports, no shares of Common Stock are entitled to registration rights.  Except as described in the SEC Reports, there are no outstanding options, warrants, scrip, rights to subscribe to, call or commitments of any character whatsoever relating to, or securities or rights convertible into, any shares of capital stock of the Company.  Except as described in the SEC Reports, there are no contracts, commitments, understandings, or arrangements by which the Company is or may become bound to issue additional shares of the capital stock of the Company or options, securities or rights convertible into shares of capital stock of the Company.  Except as described in the SEC Reports, the Company is not a party to any agreement granting registration or anti-dilution rights to any person with respect to any of its equity or debt securities.  The Company is not a party to, and it has no knowledge of, any agreement restricting the voting of any shares of the capital stock of the Company, or restricting the transfer of the Securities.  The offer and sale of all capital stock, convertible securities, rights, warrants, or options of the Company issued prior to the Closing complied with all applicable Federal and state securities laws, and no stockholder has a right of rescission or claim for damages with respect thereto.

(d)

Issuance of Common Stock.  The Purchase Shares to be issued to the Purchasers and others at the Closing , the Warrants to be granted at the Closing and the Warrant Shares have been duly and validly authorized by all necessary corporate action and the Purchase Shares, when paid for or issued in accordance with the terms hereof, shall be validly issued and outstanding, fully paid and nonassessable.  When the Warrant Shares are issued in accordance with the terms of the Warrants, such Warrant Shares will be validly issued and outstanding, fully paid and nonassessable, without any further action of the Company or its stockholders and the holders shall be entitled to all rights accorded to a holder of Common Stock.  Until such time as all of the Warrants are fully exercised or expire, the Company shall have an amount of authorized Common Stock at least sufficient for the full issuance of all shares of Common Stock to be issued upon the full conversion of all outstanding securities convertible into Common Stock, and the full exercise of all outstanding warrants and options to purchase Common Stock.

(e)

No Conflicts.  The execution, delivery and performance of the Transaction Documents by the Company, and the performance by the Company of its obligations contemplated herein and therein do not and will not (i) violate any provision of the Company’s Memorandum or Articles of Association, (ii) conflict with, or constitute a default (or an event which with notice or lapse of time or both would become a default) under, or give to others any rights of termination, amendment, acceleration or cancellation of, any agreement, mortgage, deed of trust, indenture, note, bond, license, lease agreement, instrument or obligation to which the Company is a party or by which it or its properties or assets are bound, (iii) create or impose a lien, mortgage, security interest, charge or encumbrance of any nature on any property of the Company under any agreement or any commitment to which the Company is a party or by which the Company is bound or by which any of its respective properties or assets are bound, or (iv) result in a violation of any national, federal, state, local or foreign statute, rule, regulation, order, judgment or decree (including U.S. federal and state securities laws and regulations) applicable to the Company or any of its Subsidiaries or by which any property or asset of the Company or any of its Subsidiaries are bound or affected, except, in cases other than violations pursuant to clause (i) above, for such conflicts, defaults, terminations, amendments, accelerations and violations as would not, individually or in the aggregate, have a Material Adverse Effect.  The business of the Company and its Subsidiaries is not being conducted in violation of any laws, ordinances or regulations of any governmental entity, except for violations which singularly or in the aggregate do not or will not have a Material Adverse Effect.  The Company is not required under national, federal, state or local law, rule or regulation to obtain any consent, authorization or order of, or make any filing or registration with, any court or governmental agency in order for it to execute, deliver or perform any of its obligations under the Transaction Documents, or issue and sell the Purchase Shares, the Warrants, and the Warrant Shares in accordance with the terms hereof or thereof (other than any filings which may be required to be made by the Company with the Commission or state securities administrators subsequent to the Closing and any registration statement which may be filed pursuant hereto or any other Transaction Document); provided that, for purposes of the representation made in this sentence, the Company is assuming and relying upon the accuracy of the relevant representations and agreements of the Purchasers herein.

(f)

SEC Reports.  The Form 8-K delivered pursuant to the Acquisition Agreement to be filed with the SEC (the “Form 8-K”) complied in all material respects with the requirements of the Exchange Act, and the rules and regulations promulgated thereunder.  The Form 8-K does not contain any untrue statement of a material fact or omit to state a material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they were made, not misleading.  The Company has delivered to the Purchasers or made available through the SEC’s EDGAR filing system true and complete copies of the Form 8-K which includes the audited financial statements for Target for the fiscal years ended December 31, 2008 and 2007 (the “Audited Financial Statements Date”) and unaudited financial statements for the Company for the nine (9) months ended September 30, 2009 (the “Quarterly Financial Statements Date”).  Such audited financial statements, are referred to as the “Financial Statements.”  The Financial Statements complied in all material respects with the requirements of the Exchange Act, and the rules and regulations of the Commission promulgated thereunder. Such Financial Statements have been prepared in accordance with accounting principles generally accepted in the United States (“GAAP”) applied on a consistent basis during the periods involved (except (i) as may be otherwise indicated in such financial statements or the notes thereto or (ii) in the case of unaudited interim statements, to the extent they may not include footnotes or may be condensed or summary statements), and fairly present in all material respects the financial position of the Company and its Subsidiaries as of the dates thereof and the results of operations and cash flows for the periods then ended (subject, in the case of unaudited statements, to normal year-end audit adjustments).

(g)

Subsidiaries.  For the purposes of this Agreement, “Subsidiary” shall mean any corporation or other entity of which at least a majority of the securities or other ownership interest having ordinary voting power (absolutely or contingently) for the election of directors or other persons performing similar functions are at the time owned directly or indirectly by the Company and/or any of its other Subsidiaries.  All of the outstanding shares of capital stock of each Subsidiary have been duly authorized and validly issued, and are fully paid and nonassessable.  There are no outstanding preemptive, conversion or other rights, options, warrants or agreements granted or issued by or binding upon any Subsidiary for the purchase or acquisition of any shares of capital stock of any Subsidiary or any other securities convertible into, exchangeable for or evidencing the rights to subscribe for any shares of such capital stock.  Other than as disclosed in the Transaction Documents, neither the Company nor any Subsidiary is subject to any obligation (contingent or otherwise) to repurchase or otherwise acquire or retire any shares of the capital stock of any Subsidiary or any convertible securities, rights, warrants or options of the type described in the preceding sentence.  Other than as disclosed in the Transaction Documents, neither the Company nor any Subsidiary is party to, nor has any knowledge of, any agreement restricting the voting or transfer of any shares of the capital stock of any Subsidiary.

(h)

No Material Adverse Change.  S ince the Quarterly Financial Statements Date, the Company has not experienced or suffered any Material Adverse Effect or any event that is reasonably likely, through the passage of time or otherwise, to result in a Material Adverse Effect.  For the purposes of this Agreement, “Material Adverse Effect” means any material adverse effect on the business, properties, assets, operations, results of operations or condition (financial or otherwise) of the Company and its Subsidiaries, taken as a whole, or on the transactions contemplated hereby.

(i)

No Undisclosed Events or Circumstances.  No event or circumstance has occurred or exists with respect to the Company or its business, properties, prospects, operations or financial condition, which, under applicable law, rule or regulation, requires public disclosure or announcement by the Company but which has not been so publicly announced or disclosed.

(j)

Title to Assets.  Except as described in the SEC Reports, each of the Company and the Subsidiaries has good and marketable title to all of its owned real and personal property whether tangible or intangible (collectively, the “Assets”), free and clear of any mortgages, pledges, charges, liens, security interests, claim, community property interest, condition, equitable interest or other encumbrances, license, option, right of first refusal or restriction of any kind, including any restriction on use, voting, transfer, receipt of income or exercise of any other attribute of ownership (“Liens”).  To the Company’s knowledge, all leases of the Company and each of its

Subsidiaries are valid and subsisting and in full force and effect and neither this Agreement nor the transactions contemplated hereby will give any party to such leases any right to terminate or modify the leases.

(k)

Compliance with Law.  The business of the Company and the Subsidiaries has been and is presently being conducted in accordance with all applicable federal, state and local governmental laws, rules, regulations and ordinances, except for such noncompliance that, individually or in the aggregate, would not cause a Material Adverse Effect.  The Company and each of its Subsidiaries have all franchises, permits, licenses, consents and other governmental or regulatory authorizations and approvals necessary for the conduct of its business as now being conducted by it unless the failure to possess such franchises, permits, licenses, consents and other governmental or regulatory authorizations and approvals, individually or in the aggregate, could not reasonably be expected to have a Material Adverse Effect.

(l)

Taxes.  The Company and each of the Subsidiaries has accurately prepared and filed all material foreign, federal, state income and all other tax returns, reports and declarations required by law to be paid or filed by it by any jurisdiction to which the Company and each of the Subsidiaries is subject, has paid or made provisions for the payment of all taxes shown to be due and all additional assessments, and adequate provisions have been and are reflected in the financial statements of the Company and the Subsidiaries for all current taxes and other charges to which the Company or any Subsidiary is subject and which are not currently due and payable.  None of the federal income tax returns of the Company or any Subsidiary have been audited by the Internal Revenue Service.  The Company has no knowledge of any additional assessments, adjustments or contingent tax liability (whether federal or state) of any nature whatsoever, whether pending or threatened against the Company or any Subsidiary for any period, nor of any basis for any such assessment, adjustment or contingency.  The Company and its Subsidiaries have complied in all material respects with all applicable legal requirements relating to the payment and withholding of taxes and, within the time and in the manner prescribed by law, has withheld from wages, fees and other payments, and paid over to the proper governments or regulatory authorities, all amounts required.

(m)

Certain Fees.  There are no brokers, finders or financial advisory fees or commissions payable by the Company or any Subsidiary or any Purchaser with respect to the transactions contemplated by this Agreement.

(n)

Disclosure.  The representations and warranties of the Company set forth in this Agreement do not contain any untrue statement of a material fact or omit to state a material fact necessary in order to make the statements made herein or therein, in the light of the circumstances under which they were made herein or therein, not misleading.

(o)

Books and Records; Internal Accounting Controls.  The books and records of the Company and its Subsidiaries accurately reflect in all material respects the information relating to the business of the Company and the Subsidiaries, the location and collection of their assets, and the nature of all transactions giving rise to the obligations or accounts receivable of the Company or any Subsidiary to the extent required to be contained therein.  The Company and each of its Subsidiaries maintain a system of internal accounting controls sufficient, in the judgment of the Company, to provide reasonable assurance that (i) transactions are executed in accordance with management’s general or specific authorizations, (ii) transactions are recorded as necessary to permit preparation of financial statements in conformity with GAAP (except with respect to the non-US Subsidiaries) and to maintain asset accountability, (iii) access to assets is permitted only in accordance with management’s general or specific authorization, and (iv) the recorded accountability for assets is compared with the existing assets at reasonable intervals and appropriate actions is taken with respect to any differences.

(p)

Securities Act of 1933.  Neither the Company, nor any other person or entity involved with the offer and sale of the Securities, has engaged in any form of general solicitation or general advertising (within the meaning of Regulation D) in connection with this Offering.  Based in part upon the representations, warranties and covenants of the Purchasers contained in the Transaction Documents, the Company, its affiliates and any person or entity acting on their behalf, have complied and will comply with all applicable federal and state securities laws in connection with the offer, issuance and sale of the Shares and the Warrants hereunder.  None of the Company, its affiliates or anyone acting on their behalf, directly or indirectly, has or will sell, offer to sell or solicit offers to buy any of the Shares, the Warrants or similar securities to, or solicit offers with respect thereto from any person, or has taken or will take any action so as to bring the issuance and sale of any of the Shares and the Warrants under the registration provisions of the Securities Act and applicable state securities laws, and neither the Company nor any of its affiliates, nor any person acting on its or their behalf, has engaged in any form of general solicitation or general advertising (within the meaning of Regulation D under the Securities Act) in connection with the offer or sale of any of the Shares and the Warrants.

(q)

Governmental Approvals.  Except for the filing of any notice prior or subsequent to the Closing Date that may be required under applicable state and/or Federal securities laws (which if required, shall be filed on a timely basis), including the filing of a Form D and a registration statement or statements pursuant to the Registration Rights Agreement, no authorization, consent, approval, license, exemption of, filing or registration with any court or governmental department, commission, board, bureau, agency or instrumentality, domestic or foreign, is or will be necessary for, or in connection with, the execution or delivery of the Shares and the Warrants, or for the performance by the Company of its obligations under the Transaction Documents.

(r)

Investment Company Act Status.  The Company is not, and as a result of and immediately upon the Closing will not be, an “investment company” or a company “controlled” by an “investment company,” within the meaning of the Investment Company Act of 1940, as amended.

(s)

No Integrated Offering.  Neither the Company, nor any of its affiliates, nor any person acting on its or their behalf, has directly or indirectly made any offers or sales of any security or solicited any offers to buy any security under circumstances that would cause the offering of the Securities pursuant to this Agreement to be integrated with prior offerings by the Company for purposes of the Securities Act which would prevent the Company from selling the Securities pursuant to Rule 506 under the Securities Act, or any applicable exchange-related stockholder approval provisions, nor will the Company or any of its affiliates or Subsidiaries take any action or steps that would cause the offering of the Securities to be integrated with other offerings.

(t)

Independent Nature of Purchasers.  The Company acknowledges that the obligations of each Purchaser under the Transaction Documents are several and not joint with the obligations of any other Purchaser, and no Purchaser shall be responsible in any way for the performance of the obligations of any other Purchaser under the Transaction Documents.  The Company acknowledges that the decision of each Purchaser to purchase securities pursuant to this Agreement has been made by such Purchaser independently of any other purchase and independently of any information, materials, statements or opinions as to the business, affairs, operations, assets, properties, liabilities, results of operations, condition (financial or otherwise) or prospects of the Company or of its Subsidiaries which may have made or given by any other Purchaser or by any agent or employee of any other Purchaser, and no Purchaser or any of its agents or employees shall have any liability to any Purchaser (or any other person) relating to or arising from any such information, materials, statements or opinions.  The Company acknowledges that nothing contained herein, or in any Transaction Document, and no action taken by any Purchaser pursuant hereto or thereto, shall be deemed to constitute the Purchasers as a partnership, an association, a joint venture or any other kind of entity, or create a presumption that the Purchasers are in any way acting in concert or as a group with respect to such obligations or the transactions contemplated by the Transaction Documents.  The Company acknowledges that each Purchaser shall be entitled to independently protect and enforce its rights, including without limitation, the rights arising out of this Agreement or out of the other Transaction Documents, and it shall not be necessary for any other Purchaser to be joined as an additional party in any proceeding for such purpose.  The Company acknowledges that for reasons of administrative convenience only, the Transaction Documents have been prepared by counsel for one of the Purchasers and such counsel does not represent all of the Purchasers but only such Purchaser and the other Purchasers have retained their own individual counsel with respect to the transactions contemplated hereby.  The Company acknowledges that it has elected to provide all Purchasers with the same terms and Transaction Documents for the convenience of the Company and not because it was required or requested to do so by the Purchasers.  The Company acknowledges that such procedure with respect to the Transaction Documents in no way creates a presumption that the Purchasers are in any way acting in concert or as a group with respect to the Transaction Documents or the transactions contemplated hereby or thereby.

(u)

Placement Agent’s Fees.  The Company is solely responsible for the payment of any placement agent’s fees, financial advisory fees, or brokers’ commissions (other than for persons engaged by any Purchaser or its investment advisor) relating to or arising out of the sale of the Shares and the Warrants as contemplated hereby.  The Company shall pay, and hold each Purchaser harmless against, any liability, loss or expense (including, without limitation, reasonable attorney’s fees and out-of-pocket expenses) arising in connection with any such claim.

(v)

Foreign Corrupt Practices.  Neither the Company, nor, to the Company’s knowledge, any director, officer, agent, employee or other person acting on behalf of the Company or any of its Subsidiaries has, in the course of its actions for, or on behalf of, the Company (i) used any corporate funds for any unlawful contribution, gift, entertainment or other unlawful expenses relating to political activity; (ii) made any direct or indirect unlawful payment to any foreign or domestic government official or employee from corporate funds; (iii) violated or is in violation of any provision of the U.S. Foreign Corrupt Practices Act of 1977, as amended; or (iv) made any unlawful bribe, rebate, payoff, influence payment, kickback or other unlawful payment to any foreign or domestic government official or employee.

(w)

Common Stock Symbol.  The Common Stock is currently eligible for quotation on the OTCBB under the symbol “AEGZF” .

(x)

No Commission or FINRA Inquiries.  To the best of the Company’s knowledge, the Company is not, and has never been, the subject of any formal or informal inquiry or investigation by the Commission or FINRA .

(y)

Anti-takeover Device.  The Company does not have any outstanding shareholder rights plan or “poison pill” or any similar arrangement.  There are no provisions of any anti-takeover or business combination statute applicable to the Company or its Memorandum or Articles of Association which would preclude the issuance and sale of the Shares or the Warrants, and the consummation of the other transactions contemplated by this Agreement.

2.2

Representations and Warranties of Target.  The representations and warranties of Target set forth in the Acquisition Agreement shall be incorporated herein as if made to the Purchasers on the date hereof and on the Closing Date mutatis mutandis and, notwithstanding anything to the contrary in the Acquisition Agreement, shall survive for the period set forth in Section 7.10 hereof.

2.3

Representations and Warranties of the Purchasers.  Each of the Purchasers hereby makes the following representations and warranties to the Company with respect solely to itself and not with respect to any other Purchaser:

(a)

Incorporation and Standing of the Purchaser.  If the Purchaser is an entity, such Purchaser is a corporation, limited liability company or partnership duly organized, validly existing and in good standing under the laws of the jurisdiction of its incorporation.

(b)

Authorization and Power.  Each Purchaser has the requisite power and authority to enter into and perform this Agreement and the Registration Rights Agreement, and to purchase the Securities being sold to it hereunder.  The execution, delivery and performance of this Agreement and the Registration Rights Agreement by such Purchaser and the consummation by it of the transactions contemplated hereby and thereby have been duly authorized by all necessary corporate or partnership action, and no further consent or authorization of such Purchaser or its Board of Directors, stockholders, or partners, as the case may be, is required.  Each of this Agreement and the Registration Rights Agreement has been duly authorized, executed and delivered by such Purchaser and constitutes, or shall constitute when executed and delivered, a valid and binding obligation of the Purchaser enforceable against the Purchaser in accordance with the terms thereof.

(c)

No Conflicts.  The execution, delivery and performance of this Agreement and the Registration Rights Agreement and the consummation by such Purchaser of the transactions contemplated hereby and thereby or relating hereto or thereto do not and will not (i) result in a violation of such Purchaser’s charter documents or bylaws or other organizational documents or (ii) conflict with, or constitute a default (or an event which with notice or lapse of time or both would become a default) under, or give to others any rights of termination, amendment, acceleration or cancellation of any agreement, indenture or instrument or obligation to which such Purchaser is a party or by which its properties or assets are bound, or result in a violation of any law, rule, or regulation, or any order, judgment or decree of any court or governmental agency applicable to such Purchaser or its properties (except for such conflicts, defaults and violations as would not, individually or in the aggregate, have a Material Adverse Effect on such Purchaser).  Such Purchaser is not required to obtain any consent, authorization or order of, or make any filing or registration with, any court or governmental agency in order for it to execute, deliver or perform any of its obligations under this Agreement or the Registration Rights Agreement or to purchase the Securities in accordance with the terms hereof, provided that for purposes of the representation made in this sentence, such Purchaser is assuming and relying upon the accuracy of the relevant representations and agreements of the Company herein.

(d)

Acquisition for Investment.  Each Purchaser is acquiring the Securities solely for its own account for the purpose of investment and not with a view to or for sale in connection with distribution.  Each Purchaser does not have a present intention to sell or otherwise dispose of the Securities, nor a present arrangement (whether or not legally binding) or intention to effect any distribution of the Securities to or through any person or entity; provided, however, that by making the representations herein, such Purchaser does not agree to hold the Securities for any minimum or other specific term and reserves the right to dispose of the Securities at any time in accordance with Federal and state securities laws applicable to such disposition.  Each Purchaser acknowledges that it is able to bear the financial risks associated with an investment in the Securities and that it has been given full access to such records of the Company and the Subsidiaries and to the officers of the Company and the Subsidiaries and received such information as it has deemed necessary or appropriate to conduct its due diligence investigation and has sufficient knowledge and experience in investing in companies similar to the Company in terms of the Company’s stage of development so as to be able to evaluate the risks and merits of its investment in the Company.

(e)

Status of Purchasers.  Each Purchaser is an “accredited investor” as defined in Rule 501(a) promulgated under the Securities Act.  Each Purchaser has knowledge and experience in financial and business matters as to be capable of evaluating the merits and risks of investing in the Securities.  Such Purchaser is not a broker-dealer or an affiliate of a broker-dealer.  Each Purchaser’s principal executive office is located at the address set forth on the signature pages hereto.

(f)

Opportunities for Additional Information.  Each Purchaser acknowledges that such Purchaser has had the opportunity to ask questions of and receive answers from, or obtain additional information from, the executive officers of the Company concerning the financial and other affairs of the Company, and to the extent deemed necessary in light of such Purchaser’s personal knowledge of the Company’s affairs, such Purchaser has asked such questions and received answers to the full satisfaction of such Purchaser, and such Purchaser desires to invest in the Company.

(g)

No General Solicitation.  Each Purchaser acknowledges that the Securities have not been offered to such Purchaser by means of any form of general or public solicitation or general advertising, or publicly disseminated advertisements or sales literature, including (i) any advertisement, article, notice or other communication published in any newspaper, magazine, or similar media, or broadcast over television or radio, or (ii) any seminar or meeting to which such Purchaser was invited by any of the foregoing means of communications.

(h)

Rule 144.  Such Purchaser understands that the Securities must be held indefinitely unless the Securities are registered under the Securities Act or an exemption from registration is available.  Such Purchaser acknowledges that such Purchaser is familiar with Rule 144 of the rules and regulations of the Commission, as amended, promulgated pursuant to the Securities Act (“Rule 144”), and that such person has been advised that Rule 144 may permit the resale of the Securities only under certain circumstances.  Such Purchaser understands that to the extent that Rule 144 is not available, such Purchaser will be unable to sell any Securities without either registration under the Securities Act or the existence of another exemption from such registration requirement.

(i)

General.  Such Purchaser understands that the Securities are being offered and sold in reliance on a transactional exemption from the registration requirement of Federal and state securities laws and the Company is relying upon the truth and accuracy of the representations, warranties, agreements, acknowledgments and understandings of such Purchaser set forth herein in order to determine the applicability of such exemptions and the suitability of such Purchaser to acquire the Securities.

(j)

Independent Investment.  Except as may be disclosed in any filings with the Commission by the Purchasers under Section 13 and/or Section 16 of the Exchange Act, no Purchaser has agreed to act with any other Purchaser for the purpose of acquiring, holding, voting or disposing of the Securities for purposes of Section 13(d) under the Exchange Act, and each Purchaser is acting independently with respect to its investment in the Securities.

(k)

Trading Activities; No Short Sales.  Each Purchaser’s trading activities with respect to the Company’s securities shall be in compliance with all applicable federal and state securities laws.  Neither Purchaser nor any of its affiliates currently has an open short position in the Common Stock.  Since the earlier of (a) such time when such Purchaser was first contacted by the Company or any other person acting on behalf of the Company regarding the transactions contemplated hereby or (b) thirty (30) days prior to the date hereof, neither such Purchaser nor any affiliate of such Purchaser which (x) had knowledge of the transactions contemplated hereby, (y) has or shares discretion relating to such Purchaser’s investments or trading or information concerning such Purchaser’s investments, including in respect of the Securities, or (z) is subject to such Purchaser’s review or input concerning such affiliate’s investments or trading (collectively, “Trading Affiliates”) has, directly or indirectly, effected or agreed to effect any short sale, whether or not against the box, established any “put equivalent position” (as defined in Rule 16a-1(h) under the Exchange Act) with respect to the Common Stock, granted any other right (including, without limitation, any put or call option) with respect to the Common Stock or with respect to any security that includes, relates to or derived any significant part of its value from the Common Stock or otherwise sought to hedge its position in the Securities (each, a “Prohibited Transaction”).  Prior to the earliest to occur of (i) the termination of this Agreement, (ii) the effective date of the registration statement contemplated by the Registration Rights Agreement or (iii) the date by which such registration statement is required to be effective under the Registration Rights Agreement, such Purchaser shall not, and shall cause its Trading Affiliates not to, engage, directly or indirectly, in a Prohibited Transaction.  Such Purchaser acknowledges that the representations, warranties and covenants contained in this clause (k) are being made for the benefit of the Purchasers as well as the Company and that each of the other Purchasers shall have an independent right to assert any claims against such Purchaser arising out of any breach or violation of the provisions of this paragraph (k).

ARTICLE III

COVENANTS

The Company covenants with each of the Purchasers as follows, which covenants are for the benefit of the Purchasers and their permitted assignees (as defined herein).

3.1

Securities Compliance

.  The Company shall notify the Commission in accordance with their rules and regulations, of the transactions contemplated by any of the Transaction Documents, including filing a Form D with respect to the Securities as required under Regulation D, and shall take all other necessary action and proceedings as may be required and permitted by applicable law, rule and regulation, for the legal and valid issuance of the Securities to the Purchasers or subsequent holders.

3.2

Other Agreements

.  The Company shall not enter into any agreement in which the terms of such agreement would restrict or impair in any material respect the right or ability to perform of the Company or any Subsidiary under any Transaction Document.

3.3

Use of Proceeds

.  Other than funds to be deposited into the Control Account provided in Section 1.5 and Section 1.6 hereof, the Company will use the net proceeds from the sale of the Securities hereunder for working capital purposes.  No proceeds from the sale of the Securities shall be used for any other reason, including to repurchase capital stock from the Company’s existing stockholders.

3.4

Reservation of Shares

.  So long as any of the Warrants remain outstanding, the Company shall take all action necessary to at all times have authorized, and reserved for the purpose of issuance, no less than one hundred percent (100%) of the aggregate number of shares of Common Stock needed to provide for the issuance of the Warrant Shares.

3.5

Reporting Status

.  So long as the Purchasers beneficially own an aggregate of at least 25% of the Securities purchased pursuant to this Agreement, the Company shall timely file (or obtain proper and timely extensions in respect thereof and file within the applicable grace period under the Exchange Act) all reports required to be filed with the Commission pursuant to the Exchange Act, and the Company shall not terminate its status as an issuer required to file reports under the Exchange Act even if the Exchange Act or the rules and regulations thereunder would permit such termination; provided, however, that the provisions of this Section 3.5 shall terminate and be of no further force and effect in the event of the acquisition of the Company or substantially all of its assets.

3.6

Disclosure of Transaction

.  The Company shall issue a press release describing the material terms of the transactions contemplated hereby (the “Press Release”) as soon as practicable after the Closing but in no event later than 9:00 A.M. Eastern Time on the third Trading Day following the Closing Date.  The Press Release shall be subject to prior review and comment by the Purchasers.  “Trading Day” means any day during which the OTC Bulletin Board (or other quotation venue or principal exchange on which the Common Stock is quoted or traded) shall be open for trading.

3.7

Disclosure of Material Information

.  The Company covenants and agrees that neither it nor any other person acting on its behalf has provided or will provide any Purchaser or its agents or counsel with any information that the Company believes constitutes material non-public information (other than with respect to the transactions contemplated by this Agreement), unless prior thereto such Purchaser shall have executed a written agreement regarding the confidentiality and use of such information.  The Company understands and confirms that each Purchaser shall be relying on the foregoing representations in effecting transactions in securities of the Company.

3.8

Pledge of Securities

.  The Company acknowledges and agrees that the Shares may be pledged by a Purchaser in connection with a bona fide margin agreement or other loan or financing arrangement that is secured by the Common Stock.  No Purchaser effecting such a pledge of Common Stock shall be required to provide the Company with any notice thereof or otherwise make any delivery to the Company pursuant to this Agreement or any other Transaction Document; provided that a Purchaser and its pledgee shall be required to comply with the provisions of Article V hereof in order to effect a sale, transfer or assignment of Common Stock to such pledgee. At the Purchasers’ expense, the Company hereby agrees to execute and deliver such documentation as a pledgee of the Common Stock may reasonably request in connection with a pledge of the Common Stock to such pledgee by a Purchaser.  Notwithstanding the above, no Purchaser shall permit any such pledgee, or such pledgee’s affiliates, to engage in any short sales in respect of any such pledged shares.

3.9

Board of Directors

.  On the Closing Date or as soon as reasonably practical (but in no event later than 90 days) following the final Closing of the Offering, the Company and the Target shall appoint a new Board of Directors to the Company mutually acceptable to such Parties, which Board of Directors shall consist of five (5) directors, of which a minimum of two (2) such directors shall qualify as “independent” directors (the “Independent Directors”) as defined by NYSE-AMEX rules and regulations.  AAF shall have the right to appoint such two (2) Independent Directors and one (1) such Independent Director shall be the Vice Chairman of the Company and the other Independent Director shall be Audit Committee Chairman.  Such Independent Directors shall also have the right of and obligation to review and approve all transactions between the Company and any related party (or any other affiliated companies).  The Company agrees to take any and all action necessary and/or requested by AAF to ensure such two (2) Independent Directors remain directors of the Company for no less than three (3) years following the final Closing Date.  The Company shall reimburse the Independent Directors for all expenses incurred by such director in connection with their service on the Board, including all travel, lodging, meals, and other out-of-pocket expenses, subject to and in accordance with Company policies applicable to directors of the Company generally.

3.10

Variable Rate Transactions; Additional Registration Statements

.  For a period of two (2) years following the Closing Date, the Company shall be prohibited from effecting or entering into an agreement to effect any subsequent financing involving a “Variable Rate Transaction”.  The term “Variable Rate Transaction” shall mean a transaction in which the Company issues or sells (i) any debt or equity securities that are convertible into, exchangeable or exercisable for, or include the right to receive additional shares of Common Stock either (A) at a conversion, exercise or exchange rate or other price that is based upon and/or varies with the trading prices of or quotations for the shares of Common Stock at any time after the initial issuance of such debt or equity securities, or (B) with a conversion, exercise or exchange price that is subject to being reset at some future date after the initial issuance of such debt or equity security or upon the occurrence of specified or contingent events directly or indirectly related to the business of the Company or the market for the Common Stock or (ii) any amortizing convertible security which amortizes prior to its maturity date, where the Company is required to or has the option to (or the investor in such transaction has the option to require the Company to) make such amortization payments in shares of Common Stock (whether or not such payments in stock are subject to certain equity conditions), or (iii) enters into any agreement, including, but not limited to, an equity line of credit, whereby the Company may sell securities at a future determined price.

3.11

No Filing of Certain Registration Statements.  For the period commencing on the Closing Date and ending on the date that is ninety (90) days following the effective date of the Registration Statement (as defined in the Registration Rights Agreement), the Company shall not file any new registration statement under the Securities Act (other than a registration statement on Form S-4 or Form S-8) without the prior written consent of the holders of at least a majority of the Common Stock purchased hereunder (which consent will not be unreasonably withheld) except for the Registration Statement to be filed in accordance with the Registration Rights Agreement contemplated by this Agreement.

3.12

Investor relations Firm.  As soon as reasonably possible following the final closing Date, the Company shall engage in investor relations firm reasonably acceptable to the AAF.

3.13

Chief Financial Officer.  As soon as reasonably possible, the Company shall have hired an English speaking Chief Financial Officer with Western markets experience who and whose terms of employment shall be acceptable to AAF.

3.14

NYSE-AMEX Listing.  The Company shall use its best efforts to file an application with NYSE-AMEX within 90 days following the Final Closing (assuming it meets all objective criteria) and to use its best efforts to cause its Common Stock to be listed on the NYSE or other national stock exchange reasonably acceptable to the holders of at least a majority of the then issued and outstanding Purchase Shares purchased hereunder no later than 6 months after the Final Closing Date, provided, however, in the event that such application is declined by NYSE-AMEX or other national stock exchange, for reasons outside of the Company’s control, then the Company shall use its best efforts to cause its Common Stock to be so listed as soon as practicable thereafter and to maintain the eligibility of its Common Stock for quotation on the OTCBB.

3.15

Stock Option Plan.  The Company shall adopt a Stock Option Plan (the “Stock Option Plan”) applicable to its directors, employees and consultants within 90 days following the Closing Date, with such Stock Option Plan being approved by the Board, and specifically including the approval of the Independent Directors.  The Company shall not issue any compensatory stock options prior to the adoption of the Stock Option Plan and thereafter, shall not issue any compensatory stock options outside of the Stock Option Plan.

3.16

Corporate Name Change. As soon as reasonably possible after the Final Closing, the Company shall cause its corporate name to be changed from “Aegean Earth and Marine Corporation” to “Hellenic Solutions Corporation.”

3.17

No Stock Splits and/or Consolidations.  Other than an approximately 5.4 for 1 Consolidation (“Consolidation”) to be effectuated as soon as reasonably possible following the final Closing Date (but in no event later than 90 days), the Company will not effect any forward split and/or Consolidation of the Common Stock for two (2) years after the final Closing Date, without the express written consent of the Purchasers who hold in the aggregate no less than 25% of the shares of Common Stock then issued and outstanding.

3.18

The Employment Agreements.  No later than the Closing Date, the Company shall have entered into a (i) 5-year employment contract with Mr. Mesazos, pursuant to which Mr. Mesazos shall be employed as the Chairman and Chief Operating Officer of the Company, and (ii) 3-year employment agreement with Mr. Dimitrios Vassilikos pursuant to which Mr. Vassilikos shall be employed as the Chief Executive Officer of the Company and the Target, all on terms acceptable to AAF (the “Employment Agreement”).  The Employment Agreements shall have non-compete, non-solicitation and other clauses of a similar nature, including agreements to devote substantially all of his working time to the business of Target.

3.19

No Change of Control.  For a period of twelve (12) months from the final Closing of the Offering, the Company shall not directly and/or indirectly, without the express written consent of either (i) all of the then Directors of the then Board of Directors of the Company, or (ii) AAF, effectuate through one and/or a series of transactions a Change of Control.  For purposes of this Section 3.19, a “Change of Control” is defined as the occurrence of one (1) or more of the following:

(a)

Any Person acquires, except as the result of (A) any acquisition of voting securities of the Company by the Company or (B) any acquisition of voting securities of the Company directly from the Company (as authorized by the Board of Directors of the Company).

(b)

Individuals who constitute the Board of Directors immediately following the final Closing of the Offering cease for any reason to constitute at least a majority of the Board; and for this purpose, any individual who becomes a member of the Board after the date of this Agreement whose election, or nomination for election by holders of the Company’s voting securities, was approved by the vote of at least a majority of the individuals then constituting the Board shall be considered a member of the Board (except that any such individual whose initial election as director occurs as the result of an actual or threatened election contest, within the meaning of Rule 14a-11 under the Exchange Act, or other actual or threatened solicitation of proxies or consents by or on behalf of a Person other than the Board shall not be so considered).

(c)

Following the final Closing Date, the consummation of a reorganization, merger, share exchange, consolidation, or sale or disposition of all or substantially all of the assets of the Company unless, in any case, the Persons who or which beneficially owns the voting securities of the Company immediately before that transaction beneficially owns, directly or indirectly, immediately after the transaction, at least 50% of the voting securities of the Company or any other corporation or other entity resulting from or surviving the transaction (including a corporation or other entity which, as the result of the transaction, owns all or substantially all of voting securities of the Company or all or substantially all of the Company’s assets, either directly or indirectly through one or more subsidiaries) in substantially the same proportion as their respective ownership of the voting securities of the Company immediately before that transaction.

(d)

The Company’s shareholders approve a complete liquidation or dissolution of the Company.

3.20

Certain Equity Sales and Debt Restrictions.  For a period of twelve (12) months from the final Closing Date, the Company shall not, directly and/or indirectly, without the express written consent of each of AAF and each of the then Independent Directors (i) sell and/or issue ten (10%) percent or more of its Net Equity (taking into account the Acquisition), or (ii) assume, borrow, guarantee and/or otherwise become obligated for Indebtedness (as defined below) that equals and/or exceeds fifty (50%) percent of its Net Equity.  For purposes of this Section 3.20, “Indebtedness” shall mean all obligations of such Person (i) for borrowed money, (ii) evidenced by notes, bonds, debentures or similar instruments, (ii) for the deferred purchase price of goods or services (other than trade payables or accruals incurred in the ordinary course of business), (iv) under capital leases, and (v) in the nature of guarantees of the obligations described in clauses (i) through (iv) above of any other Person.  For the purposes of this Section 3.20 “Net Equity” shall mean that amount reflected as Shareholders’ Equity (as defined by GAAP) of the Company on the most recent financial statements filed with the SEC at such time as the Company elects to sell its securities following the Closing Date.

3.21

The Amendment; The Consolidation.  No later than 90 days following the final Closing Date, the Company shall have (a) adopted an amendment (the “Amendment”) to its constituent documents (i) increasing the authorized Common Stock to 100,000,000 shares, par value $0.003456 per share, and (ii) changing the name of the Company to “Hellenic Solutions Corporation” and (b) effectuated the Consolidation.

ARTICLE IV
CONDITIONS

4.1

Conditions Precedent to the Obligation of the Company to Sell the Securities

.  The obligation hereunder of the Company to issue and sell the Purchase Shares and the Warrants to the Purchasers is subject to the satisfaction or waiver, at or before each Closing, of each of the conditions set forth below.  These conditions are for the Company’s sole benefit and may be waived by the Company at any time in its sole discretion.

(a)

Accuracy of Each Purchaser’s and Target Representations and Warranties.  The representations and warranties of each Purchaser and Target shall be true and correct in all material respects as of the date when made and as of the Closing Date as though made at that time, except for representations and warranties that are expressly made as of a particular date, which shall be true and correct in all material respects as of such date.

(b)

Performance by the Purchasers.  Each Purchaser shall have performed, satisfied and complied in all respects with all covenants, agreements and conditions required by this Agreement to be performed, satisfied or complied with by such Purchaser at or prior to the Closing.

(c)

No Injunction.  No statute, rule, regulation, executive order, decree, ruling or injunction shall have been enacted, entered, promulgated or endorsed by any court or governmental authority of competent jurisdiction which prohibits the consummation of any of the transactions contemplated by this Agreement.

(d)

Delivery of Purchase Price.  The Purchase Price for the shares of Common Stock and Warrants has been delivered to the Company at the Closing Date (and for the purposes of this section, the delivery of certain funds to the segregated account as described in Section 1.5 shall constitute delivery to the Company).

(e)

Delivery of Transaction and Related Documents.  The Transaction Documents shall have been duly executed and delivered to the Company by the Purchasers, including, but not limited to, a legal opinion of Greek counsel and Cayman Island counsel in form and substance satisfactory to AAF.

(f)

Make Good Escrow Agreement.  The Make Good Escrow Agreement shall have been duly executed and delivered by the Purchasers and the other parties thereto.

(g)

Employment Agreements.  The Employment Agreements shall have been entered into.

(h)

Control and Escrow Agreements.  The Control Agreement and Escrow Agreement (if such an escrow account is established) shall have been established and from the gross proceeds received by the Company at the initial Closing (i) the $250,000 for IR Services shall be deposited therein, as provided in Section 1.5 hereof and (ii) subject to Section 1.6 hereof being complied with prior to the initial Closing Date, the $500,000 to ensure Section 1.6 hereof is complied with shall have been deposited therein.

(i)

The Form 8-K.  The Form 8-K relating to the Acquisition (and the Offering to the extent permitted by Rule 135 of the Securities Act) shall be competed and ready to file to the mutual satisfaction of AAF and the Company.

(j)

Other Documents.  The Purchasers shall have delivered such other certificates and documents as the Company and/or its counsel shall reasonably require incident to the Closing.

4.2

Conditions Precedent to the Obligation of the Purchasers to purchase the Securities.  The obligation hereunder of each Purchaser to acquire and pay for the Common Stock and the Warrants is subject to the satisfaction or waiver, at or before the Closing, of each of the conditions set forth below.  These conditions are for each Purchaser’s sole benefit and may be waived by such Purchaser at any time in its sole discretion.

(a)

Accuracy of the Company’s Representations and Warranties.  Each of the representations and warranties of the Company in this Agreement shall be true and correct in all material respects as of the date when made and as of the Closing Date as though made at that time (except for representations and warranties that are expressly made as of a particular date), which shall be true and correct in all material respects as of such date.

(b)

Performance by the Company and Target.  The Company shall have performed, satisfied and complied in all material respects with all covenants, agreements and conditions required by this Agreement to be performed, satisfied or complied with by the Company at or prior to the Closing.

(c)     No Suspension, etc.  If the Common Stock is then quoted or traded, trading in the Common Stock shall not have been suspended by the Commission or the principal exchange or market on which Common Stock is quoted or traded (except for any suspension of trading of limited duration agreed to by the Company, which suspension shall be terminated prior to the Closing), and, at any time prior to the Closing Date, trading in securities generally as reported by Bloomberg Financial Markets (“Bloomberg”) shall not have been suspended or limited, or minimum prices shall not have been established on securities whose trades are reported by Bloomberg, or on the New York Stock Exchange, nor shall a banking moratorium have been declared either by the United States or New York State authorities.

(d)    No Injunction.  No statute, rule, regulation, executive order, decree, ruling or injunction shall have been enacted, entered, promulgated or endorsed by any court or governmental authority of competent jurisdiction which prohibits the consummation of any of the transactions contemplated by this Agreement.

(e)     No Proceedings or Litigation.  No action, suit or proceeding before any arbitrator or any governmental authority shall have been commenced, and no investigation by any governmental authority shall have been threatened, against the Company or any Subsidiary, or any of the officers, directors or affiliates of the Company or any Subsidiary seeking to restrain, prevent or change the transactions contemplated by this Agreement, or seeking damages in connection with such transactions.

(f)     Delivery of Transaction Documents.  The Transaction Documents shall have been duly executed and delivered by the Company to the Purchasers.

(g)     Opinions of Company Counsel.  At the Closing, the Purchasers shall have received the legal opinion of Greek legal counsel to the Company, respectively, dated the date of the Closing, in form and substance satisfactory to the Purchasers.

(h)

Exchange.  The Exchange shall have been consummated and all filings required under applicable law in connection with the Exchange shall have been made and accepted by the requisite governmental authorities, if applicable.

            (i)     Make Good Escrow Agreement.  The Make Good Escrow Agreement shall have been duly executed and delivered by, among others, each Shareholder and the Purchasers, and the Shareholders shall have deposited stock certificate[s] into escrow for 600,636 B Shares (or 6,006,360 shares of Common Stock on an “as-converted” basis) in the aggregate, as contemplated by Section 2.2 of the Make Good Escrow Agreement.

            (j)       Secretary’s Certificate.  The Company shall have delivered to each Purchaser a secretary’s certificate, dated as of the Closing Date, as to (i) the resolutions adopted by the Company’s Board of Directors or any committee thereof approving the transactions contemplated hereby, (ii) the Memorandum of Association, (iii) the Articles of Association, each as in effect at the Closing, and (iv) the authority and incumbency of the officers of the Company executing the Transaction Documents and any other documents required to be executed or delivered in connection therewith.

           (k)       Officer’s Certificate.  The Company shall have delivered to the Purchasers a certificate of an executive officer of the Company, dated as of the Closing Date, confirming the accuracy of the Company’s representations, warranties and covenants as of the Closing Date and confirming the compliance by the Company with the conditions precedent set forth in this Section 4.2 as of the Closing Date.

           (l)        Material Adverse Effect.  No Material Adverse Effect shall have occurred on or before the Closing Date.

         (m)     Investments.  The Purchasers’ commitments to purchase the Securities set forth on Addendum A attached hereto shall be no less than U.S. $2.25m for the Initial Closing.

           (n)      Lock-Up Agreement.  Each officer, director and/or 5% or greater shareholders of the Company (assuming the closing of Acquisition and the Offering) shall have entered into a lock-up agreement with respect to their respective shares of Common Stock for a period of twelve (12) months in the form annexed hereto as Exhibit D.

          (o)       Control Agreement Escrow Agreement.  The Company, AAF and the Escrow Agent shall have entered into the Control Agreement and the Escrow Agreement (if such an escrow account is established).

          (p)       Other Documents.  The Company shall have delivered such other certificates and documents as the Purchasers and/or its counsel shall reasonably require incident to the Closing.

ARTICLE V

STOCK CERTIFICATE LEGEND

5.1

Legend

.  Each certificate representing the Securities shall be stamped or otherwise imprinted with a legend substantially in the following form (in addition to any legend required by applicable state securities or “blue sky” laws):

THE SECURITIES REPRESENTED BY THIS CERTIFICATE (THE “SECURITIES”) HAVE NOT BEEN REGISTERED UNDER THE SECURITIES ACT OF 1933, AS AMENDED (THE “SECURITIES ACT”) OR ANY STATE SECURITIES LAWS AND MAY NOT BE SOLD, TRANSFERRED OR OTHERWISE DISPOSED OF UNLESS REGISTERED UNDER THE SECURITIES ACT AND UNDER APPLICABLE STATE SECURITIES LAWS OR THE COMPANY SHALL HAVE RECEIVED AN OPINION OF COUNSEL THAT REGISTRATION OF SUCH SECURITIES UNDER THE SECURITIES ACT AND UNDER THE PROVISIONS OF APPLICABLE STATE SECURITIES LAWS IS NOT REQUIRED.

The Company agrees to reissue certificates representing any of the Securities, without the legend set forth above if at such time, prior to making any transfer of any such securities, (i) such holder thereof shall provide the Company with a an opinion of counsel reasonably satisfactory to the Company, to the effect that the registration of the Securities under the Securities Act and applicable state securities laws is not required in connection with such proposed transfer, (ii) a registration statement under the Securities Act covering such proposed disposition has been filed by the Company with the Commission and has become effective under the Securities Act and such holder certifies that such transfer is being made in accordance with the Plan of Distribution set forth therein and that any prospectus delivery requirement will be complied with or (iii) the holder provides the Company with customary documentation that such transfer is being made in accordance with Rule 144.  The Company will respond to any such notice from a holder within three (3) trading days.  The restrictions on transfer contained in this Section 5.1 shall be in addition to, and not by way of limitation of, any other restrictions on transfer contained in any other section of this Agreement.  Whenever a certificate representing the Warrant Shares is required to be issued to a Purchaser without a legend, in lieu of delivering physical certificates representing the Warrant Shares (provided that a registration statement under the Securities Act providing for the resale of the Warrant Shares is then in effect and such request is in connection with a sale and the other provisions set forth above have been complied with), the Company shall, if requested by the Purchaser, cause its transfer agent to electronically transmit the Warrant Shares to a Purchaser by crediting the account of such Purchaser’s Prime Broker with the Depository Trust Company (“DTC”) through its Deposit Withdrawal Agent Commission (“DWAC”) system (to the extent not inconsistent with any provisions of this Agreement) provided that the Company and the Company’s transfer agent are participating in DTC through the DWAC system.

ARTICLE VI

INDEMNIFICATION

6.1

Company Indemnity

.  The Company (on the one hand) and the Purchasers (on the other hand) (severally but not jointly) agree to indemnify and hold one another (and their respective directors, officers, managers, partners, members, stockholders, affiliates, agents, successors and assigns) harmless from and against any and all losses, liabilities, deficiencies, costs, damages and expenses (including, without limitation, reasonable attorneys’ fees, charges and disbursements) incurred as a result of any inaccuracy in or breach of the representations, warranties or covenants made by any of them herein.

6.2

Indemnification Procedure

.  Any party entitled to indemnification under this Article VI (an “indemnified party”) will give written notice to the indemnifying party of any matters giving rise to a claim for indemnification; provided, that the failure of any party entitled to indemnification hereunder to give notice as provided herein shall not relieve the indemnifying party of its obligations under this Article VI except to the extent that the indemnifying party is actually prejudiced by such failure to give notice.  In case any action, proceeding or claim is brought against an indemnified party in respect of which indemnification is sought hereunder, the indemnifying party shall be entitled to participate in and, unless in the reasonable judgment of the indemnified party a conflict of interest between it and the indemnifying party may exist with respect of such action, proceeding or claim, to assume the defense thereof with counsel reasonably satisfactory to the indemnified party.  In the event that the indemnifying party advises an indemnified party that it will contest such a claim for indemnification hereunder, or fails, within thirty (30) days of receipt of any indemnification notice to notify, in writing, such person of its election to defend, settle or compromise, at its sole cost and expense, any action, proceeding or claim (or discontinues its defense at any time after it commences such defense), then the indemnified party may, at its option, defend, settle or otherwise compromise or pay such action or claim.  In any event, unless and until the indemnifying party elects in writing to assume and does so assume the defense of any such claim, proceeding or action, the indemnified party’s costs and expenses arising out of the defense, settlement or compromise of any such action, claim or proceeding shall be losses subject to indemnification hereunder.  The indemnified party shall cooperate fully with the indemnifying party in connection with any negotiation or defense of any such action or claim by the indemnifying party and shall furnish to the indemnifying party all information reasonably available to the indemnified party which relates to such action or claim.  The indemnifying party shall keep the indemnified party fully apprised at all times as to the status of the defense or any settlement negotiations with respect thereto.  If the indemnifying party elects to defend any such action or claim, then the indemnified party shall be entitled to participate in such defense with counsel of its choice at its sole cost and expense.  The indemnifying party shall not be liable for any settlement of any action, claim or proceeding effected without its prior written consent.  Notwithstanding anything in this Article VI to the contrary, the indemnifying party shall not, without the indemnified party’s prior written consent, settle or compromise any claim or consent to entry of any judgment in respect thereof which imposes any future obligation on the indemnified party or which does not include, as an unconditional term thereof, the giving by the claimant or the plaintiff to the indemnified party of a release from all liability in respect of such claim.  The indemnification required by this Article VI shall be made by periodic payments of the amount thereof during the course of investigation or defense, as and when bills are received or expense, loss, damage or liability is incurred, so long as the indemnified party irrevocably agrees to refund such moneys if it is ultimately determined by a court of competent jurisdiction that such party was not entitled to indemnification.  The indemnity agreements contained herein shall be in addition to (a) any cause of action or similar rights of the indemnified party against the indemnifying party or others, and (b) any liabilities the indemnifying party may be subject to pursuant to the law.

ARTICLE VII

MISCELLANEOUS

7.1

Fees and Expenses.

  Except as otherwise set forth in this Agreement (including, but not limited to, Section 1.7 hereof) and the other Transaction Documents, each party shall pay the fees and expenses of its advisors, counsel, accountants and other experts, if any, and all other expenses, incurred by such party incident to the negotiation, preparation, execution, delivery and performance of this Agreement.

7.2.

Specific Enforcement.  The Company and the Purchasers acknowledge and agree that irreparable damage would occur in the event that any of the provisions of this Agreement or the other Transaction Documents were not performed in accordance with their specific terms or were otherwise breached.  It is accordingly agreed that the parties shall be entitled to an injunction or injunctions to prevent or cure breaches of the provisions of this Agreement or the Registration Rights Agreement and to enforce specifically the terms and provisions hereof or thereof, this being in addition to any other remedy to which any of them may be entitled by law or equity.

7.3

Entire Agreement; Amendment

.  This Agreement and the Transaction Documents contain the entire understanding and agreement of the parties with respect to the matters covered hereby and, except as specifically set forth herein or in the Transaction Documents, neither the Company nor any of the Purchasers makes any representations, warranty, covenant or undertaking with respect to such matters and they supersede all prior understandings and agreements with respect to said subject matter, all of which are merged herein.  No provision of this Agreement may be waived or amended other than by a written instrument signed by the Company and the holders of at least a majority of the shares of Common Stock then outstanding.  No such amendment shall be effective to the extent that it applies to less than all of the holders of the shares of Common Stock then outstanding.  No consideration shall be offered or paid to any person to amend or consent to a waiver or modification of any provision of any of the Transaction Documents unless the same consideration is also offered to all of the parties to the Transaction Documents or holders of the shares of Common Stock, as the case may be.

7.4

Notices

.  Any notice, demand, request, waiver or other communication required or permitted to be given hereunder shall be in writing and shall be effective (a) upon hand delivery or delivery by telex (with correct answer back received), e-mail or facsimile at the address or number designated below (if delivered on a business day during normal business hours where such notice is to be received), or the first business day following such delivery (if delivered other than on a business day during normal business hours where such notice is to be received) or (b) on the second business day following the date of mailing by express courier service, fully prepaid, addressed to such address, or upon actual receipt of such mailing, whichever shall first occur.  The addresses for such communications shall be:

If to the Company:	AEGEAN EARTH AND MARINE CORPORATION 71, El, Venizelou Ave. 176 71, Kallithea Athens, Greece Attention: Tel. No.: + 30 210 959 1687 Fax No.: + 30 210 958 0045 E-mail:

with copies to (which copy shall not constitute notice):

Gusrae, Kaplan, Bruno & Nusbaum PLLC

120 Wall Street, 11th Floor

New York, New York 10005

Attention:  Lawrence G. Nusbaum, Esq.

Tel. No.: (212) 269-1400

Fax No.:  212-809-5449

E-mail: lnusbaum@gkblaw.com

If to any Purchaser:	At the address of such Purchaser set forth on Addendum A to this Agreement

Any party hereto may from time to time change its address for notices by giving at least ten (10) days’ written notice of such changed address to the other party hereto.

7.5

 Waivers

.  No waiver by either party of any default with respect to any provision, condition or requirement of this Agreement shall be deemed to be a continuing waiver in the future or a waiver of any other provisions, condition or requirement hereof, nor shall any delay or omission of any party to exercise any right hereunder in any manner impair the exercise of any such right accruing to it thereafter.

7.6

Headings

.  The article, section and subsection headings in this Agreement are for convenience only and shall not constitute a part of this Agreement for any other purpose and shall not be deemed to limit or affect any of the provisions hereof.

7.7

Successors and Assigns

.  This Agreement shall be binding upon and inure to the benefit of the parties and their successors and assigns.

7.8

No Third Party Beneficiaries

.  This Agreement is intended for the benefit of the parties hereto and their respective permitted successors and assigns is not for the benefit of, nor may any provision hereof be enforced by, any other person.

7.9

Governing Law; Consent to Jurisdiction

.  This Agreement shall be governed by and construed solely and exclusively under and pursuant to the laws of the State of New York as applied to agreements among New York residents entered into and to be performed entirely within New York.  Each of the Company and the Purchasers (i) hereby irrevocably submits to the jurisdiction of the United States District Court sitting in the Southern District of New York and the courts of the State of New York located in New York, New York for the purposes of any suit, action or proceeding arising out of or relating to this Agreement or any of the other Transaction Documents or the transactions contemplated hereby or thereby and (ii) hereby waives, and agrees not to assert in any such suit, action or proceeding, any claim that it is not personally subject to the jurisdiction of such court, that the suit, action or proceeding is brought in an inconvenient forum or that the venue of the suit, action or proceeding is improper.  Each of the Company and the Purchasers consents to process being served in any such suit, action or proceeding by mailing a copy thereof to such party at the address in effect for notices to it under this Agreement and agrees that such service shall constitute good and sufficient service of process and notice thereof.  Nothing in this Section 7.9 shall affect or limit any right to serve process in any other manner permitted by law.

7.10

Survival

.  The representations, warranties, covenants and agreements of the Company and the Purchasers shall survive the execution and delivery hereof and the Closing; provided, however, that the representations and warranties of the Company contained herein shall expire on the second anniversary of the Closing; provided, however, that the foregoing limitations on the survival of representations and warranties shall not apply to any of the representations and warranties in or pursuant to Section 2.1(c).

7.11

Counterparts

.  This Agreement may be executed in any number of counterparts, each of which when so executed shall be deemed to be an original and, all of which taken together shall constitute one and the same Agreement and shall become effective when counterparts have been signed by each party and delivered to the other parties hereto, it being understood that all parties need not sign the same counterpart.  In the event that any signature is delivered by facsimile transmission, such signature shall create a valid binding obligation of the party executing (or on whose behalf such signature is executed) the same with the same force and effect as if such facsimile signature were the original thereof.

7.12

Severability

.  The provisions of this Agreement and the Transaction Documents are severable and, in the event that any court of competent jurisdiction shall determine that any one or more of the provisions or part of the provisions contained in this Agreement or the Transaction Documents shall, for any reason, be held to be invalid, illegal or unenforceable in any respect, such invalidity, illegality or unenforceability shall not affect any other provision or part of a provision of this Agreement or the Transaction Documents and such provision shall be reformed and construed as if such invalid or illegal or unenforceable provision, or part of such provision, had never been contained herein, so that such provisions would be valid, legal and enforceable to the maximum extent possible.

[Remainder of Page Intentionally Left Blank]

IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be duly executed by their respective authorized officer as of the date first above written.

AEGEAN EARTH AND MARINE CORPORATION:

By:
Name:
Title:

TEMHKA, S.A.

By:
Name:
Title:

PURCHASERS:

ACCESS AMERICA FUND, LP

By:
Name:
Title:

By:
Name:
Title:

By:
Name:
Title: